UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[ ] Form 4 Transactions Reported

1. Name and Address of Reporting Person(s)
   Pietruski           John M.
   27 Paddock Lane
   Colts Neck, NJ  07722
2. Issuer Name and Ticker or Trading Symbol
   Hershey Foods Corporation (HSY)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year December 31, 1997
5. If Amendment, Date of Original (Month/Year)
   February 1998
6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [X] Director [ ] 10% Owner [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line) [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code     Amount        D  Price        End of Year    I
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Common Stock                                                                                     4,800.0000     D

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code      A                D                Exercisable  Expiration
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Common Stock Equivalents                       12/15/97 (2)   J         328.7290
(1)
Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Year
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Common Stock Equivalents       12/15/97  Common Stock                   328.7290      (3)         4,256.7290    D
(1)                               (2)

Explanation of Responses:

(1)
These units were acquired as dividends reinvested on units previously deferred under the Director's Compensation Plan and new deferrals of 1997 director's fees under the Plan; 59.928 units were reinvested dividends and 268.801 units were deferral of 1997 director's fees.
(2)
Reinvested dividends were acquired on 3/14/97, 6/13/97, 9/15/97 and 12/15/97;
1997 deferred director's fees were credited on 5/1/97 and 12/15/97.
(3)
Units were acquired at various times throughout the year as noted in Footnote 2.  These prices range from $50.00 to $63.313.

SIGNATURE OF REPORTING PERSON
/S/ Pietruski           John M.
DATE 01/29/98